                                                                  EXHIBIT (b)(1)

                     [LETTERHEAD OF CNL FUND ADVISORS, INC.]

                                 August 7, 1998

VIA TELECOPY AND
FEDERAL EXPRESS

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
5500 Village Boulevard
West Palm Beach, Florida 33407

      Re: $70,000,000.00 of Sale/Leaseback Financing to Acquire Thirty (30) Existing and Operating Cooker Restaurants and Related Real Property (the "Properties")

Dear Mr. Seelbinder:

      CNL Fund Advisors, Inc. (the "Company") hereby issues this commitment letter ("Commitment") by which it agrees to enter, or cause an affiliate to enter, into sale-leaseback transactions with Cooker Restaurant Corporation (as "Seller/Lessee") for up to thirty (30) properties with an aggregate purchase price totaling approximately Seventy Million Dollars ($70,000,000.00) with presently operating Cooker Restaurants located thereon, together with any and all improvements now or hereafter constructed thereon (the land and such improvements individually referred to as a "Property" and collectively referred to as the "Properties"). The terms Property and Properties do not include furniture, fixtures and equipment now or hereafter located thereon or therein ("FF&E"). Seller/Lessee agrees to make the Properties available for acquisition and leaseback within the time periods and subject to the terms and conditions set forth herein.

      This Commitment provides funding for the acquisition of the Properties beginning as of the date hereof and ending not later than December 15, 1998; provided, however, this outside closing date shall be extended if necessary to permit delivery of the documents required under Paragraph 7 hereof. The Company's obligations hereunder are contingent upon (i) the appraisal to be ordered by the Company (and described in Paragraph 7.B of this Commitment) showing that the fair market value of each Property (including any improvements constructed thereon) is not less than one hundred ten percent (110%) of the Purchase Price (as hereinafter defined) applicable to such Property; (ii) the Company's receipt of credit and trade references of Seller/Lessee; (iii) approval of each Property by the Company based on a physical inspection of the Property, (iv) submission to and approval by the Company of profit and loss statements and sales information for a period of three (3) years or, in the event Seller/Lessee has not operated the

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 2

Property for three (3) years, from the date of opening of the Cooker Restaurant on the Property by Seller/Lessee, which information shall be forwarded to the Company with Exhibit "A"; and (v) approval by the Company of Exhibit "A" within five (5) business days from receipt of Exhibit "A," all of which must be acceptable to the Company in its sole and absolute discretion. In the event the Company rejects any Property identified on Exhibit "A," Seller/Lessee shall have a period of five (5) days from the date such Property was rejected to offer a substitute Property acceptable to the Company in its sole discretion. If the Company and the Seller/Lessee cannot agree, in good faith, on Exhibit "A," this Commitment shall be of no further force and effect and the fee set forth in Paragraph 13 shall be refunded by the Company to the Seller/Lessee. Attached to this Commitment as Exhibit "A" is a list of a minimum of thirty (30) Properties showing, for each Property, the store number, street address and city. For each Property designated on the list, Seller/Lessee shall submit in writing to the Company, to the extent Seller/Lessee has such information within its possession or control, complete site information and trade area analyses, and demographic and feasibility studies prepared by Seller/Lessee, which includes a demographic profile of the trade area, aerial photographs and maps indicating the Property location and competition within the trade area, traffic generation information, and photographs of each Property. The Company shall have twenty (20) days after receipt of the foregoing information (to the extent that it exists) in which to reject any Property on the basis of the foregoing information, by written notification to Seller/Lessee. Additionally, the Seller/Lessee may elect in writing to Company to withdraw any Property on the basis of an unsatisfactory appraisal of such Property, which, in Seller/Lessee's opinion, will cause the operation of the restaurant on such Property at a negative cash flow, but upon such election, Seller/Lessee shall reimburse Company for its actual out of pocket costs incurred in connection with such Property, limited as set forth in Paragraph 1 hereof.

      In the event that Company determines in good faith that any Property does not satisfy the requirements of this Commitment Letter, Seller/Lessee may propose additional substitute properties for acquisition by Company and Company agrees to review such substitute properties promptly in order to meet the parties' expected closing timeframe.

This Commitment is made subject to the following terms and conditions:

      1. PURCHASE PRICE. The purchase price for each Property (the "Purchase Price") will be subject to the acceptance of the Property by the Company and shall conform to the appraisal requirements set forth in subparagraph 7.B hereof. The average Purchase Price for all of the Properties set forth on Exhibit "A" shall be Two Million Three Hundred Thirty-three Thousand Dollars ($2,333,000.00) per Property (the "Average Purchase Price"). Company shall pay for the following Company acquisition costs at closing for each Property: (i) an appraisal fee; (ii) the Company's legal fees; and (iii) travel and lodging expenses
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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 3

related to the physical inspection of each Property by a Company representative. Seller/Lessee shall pay, at the closing for each Property, for an ASTM Phase I Environmental Audit of the Property, provided that the average cost per Property does not exceed $2,750.00. Seller/Lessee's closing costs include title insurance premiums, transfer taxes or stamps, environmental audits, survey costs, recording fees and other title insurance fees and costs. The Company will consider using existing appraisals, surveys and Phase I Environmental Reports obtained by Seller/Lessee, provided that such appraisals, surveys and environmental reports are acceptable to Company in all respects and are currently certified to Company.

      2. Contract for Purchase and Sale. Prior to each closing, the Company and Seller/Lessee shall enter into a contract for purchase and sale consistent with this Commitment and containing such commercially reasonable representations and warranties as may be required by the Company.

      3. Lease. The lease agreements to be entered into between the Company and Seller/Lessee (each, a "Lease") shall be in form reasonably acceptable to the Company and Seller/Lessee. There shall be one lease for each Property acquired by Company and leased to Seller/Lessee pursuant to the terms of this Commitment. The form of the Lease and all related documents shall be finalized within thirty
(30) days following the date of the full execution of this Commitment, and shall, upon acceptance of the Seller/Lessee and the Company, be attached to this Commitment as Composite Exhibit "B." The Lease shall include the following provisions:

            A. Term. The primary term of the Lease will be fifteen (15) years with two (2) successive five (5) year renewal options.

            B. Rent. The initial annual minimum rent ("Minimum Rent") under the Lease shall be equal to nine and 98/100 percent (9.98%) multiplied by the Purchase Price. In the event Seller/Lessee exercises its first renewal option, as defined in paragraph 3.A above, then at the time of exercise of the first renewal option Minimum Rent shall be increased to eleven percent (11%) multiplied by the Purchase Price. In the event Seller/Lessee exercises its second renewal option, as defined in paragraph 3.A above, then at the time of exercise of the second renewal option Minimum Rent shall be increased to twelve and 10/100 percent (12.1%) multiplied by the Purchase Price. Minimum Rent will be payable in equal advance monthly installments on the first day of each month.



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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 4

            C. Late Charges. A late charge in the amount of five percent (5%) of the amount due shall be payable with respect to any payment due under the Lease which is received more than ten (10) days after the due date. In addition to any late charge, in the event Company does not receive rent within ten (10) days after the due date, interest at the rate of fifteen percent (15%) per annum shall be due and payable with respect to such payment from the expiration of the ten (10) day grace period until Company receives such payment. The late charges and interest charges described herein shall not be due unless and until the Company delivers written notice of the delinquent payment to Seller/Lessee in accordance with the terms of this paragraph 4.C. Any notices of any late payments, late charges or interest charges required to be delivered by the Company under the Lease shall be delivered by telecopy facsimile or by a nationally recognized overnight courier. Any other notices required to be delivered by the Company or Seller/Lessee under the Lease must be delivered by telecopy facsimile, by a nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested. All notices to Seller/Lessee shall be addressed to the Controller of Cooker Restaurant Corporation.

            D. Insurance, Taxes, Utilities, Maintenance and Repairs. The Lease shall be absolutely triple net. Accordingly, Seller/Lessee shall pay all taxes and assessments, utilities, maintenance costs, repair costs, the costs of replacing obsolete components, and insurance costs applicable to both the Property and any equipment thereon. Seller/Lessee will be required to maintain the Property and all components thereof to a standard which complies with the Lease. At or prior to the closing, Seller/Lessee shall deliver to the Company satisfactory evidence of:

                  (i) standard fire and hazard insurance, with all-risk extended coverage endorsement including vandalism and malicious mischief, without coinsurance, in an amount not less than the insurable replacement cost (100%) of the Property, without coinsurance. The standard deductible clauses, if any, shall not exceed the sum of Ten Thousand Dollars ($10,000.00). The standard deductible clause for extraordinary windstorm (including hail) in Florida (only) shall not exceed the sum of two percent (2%) of the replacement cost (100%) of the Property per occurrence;;

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 5

                  (ii) if any Property is located in an area identified by the U.S. Department of Housing and Urban Development (H.U.D.) as an area having "special flood hazards" (zones beginning with "A" or "V") flood insurance must be purchased and obtained for the full (100%) replacement cost of the Property. The standard deductible clauses, if any, shall not exceed the sum of Two Hundred Fifty Thousand Dollars ($250,000.00);

                  (iii) if any Property is located in a high earthquake risk area and earthquake insurance is available, earthquake insurance must be purchased in an amount not less than the insurable replacement cost (100%) of the Property. The standard deductible clauses, if any, shall not exceed the sum of Twenty Five Thousand Dollars ($25,000.00), except for Properties located in Memphis, Tennessee, for which the standard deductible clause may be One Hundred Thousand Dollars ($100,000.00);

                  (iv) single limit comprehensive commercial general liability insurance in an amount not less than One Million Dollars ($1,000,000.00) per occurrence, including product and liquor liability, with a general aggregate of Three Million Dollars ($3,000,000.00), with umbrella liability coverage of not less than Ten Million Dollars ($10,000,000.00), and with all deductibles in excess of One Thousand Dollars ($1,000.00) to be approved by Company; and

                  (v)   business interruption insurance for not less than six
                        (6) months coverage for each occurrence.

                  Upon mutual agreement of the Company and Seller/Lessee, in writing, all stated deductibles may be increased and/or business interruption insurance may be discontinued; provided, however, Seller/Lessee's audited net worth thresholds are mutually acceptable to the Company and to Seller/Lessee. In each case, all commercial general liability and umbrella insurance policies shall name the Company and/or its affiliates as an additional insured, all property insurance policies shall name the Company as a loss payee, and coverage may not be materially amended or canceled without thirty (30) days prior written notice to the Company. All insurance companies shall be selected by Seller/Lessee, rated A minus (A-) or

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 6

                  better by Best's Insurance Rating Service, issued by insurance companies and agencies licensed or authorized by the Insurance Commissioner of the State in which the Property is located to conduct business in the State, and shall be acceptable to the Company in Company's reasonable discretion.

            E. Assignability of Lease Interest. Seller/Lessee shall have the full and free right to sublet, assign, or otherwise transfer its interest in the Lease and the premises described therein to a subsidiary of Seller/Lessee or to a franchisee or any parent or operating subsidiary of Seller/Lessee, or a corporation or other entity with which Seller/Lessee may merge or consolidate or to which Seller/Lessee may sell all or a substantial portion of its assets or stock, without the Company's approval, written or otherwise; provided, however, that the Property shall be used only as it was used prior to such transfer event, and provided further that the party merging, consolidating or purchasing the assets or stock of Seller/Lessee shall execute and deliver to the Company a full unconditional guaranty of the obligations of Seller/Lessee. No assignment or subletting shall operate to release Seller/Lessee from its obligations under the Lease. In connection with and prior to any permitted assignment or subletting, Seller/Lessee shall give the Company written notice of such an assignment or subletting together with (i) a copy of the assignment or subletting documents, and the name, address and telephone and facsimile numbers of the assignee or sublet tenant and (ii) a new insurance policy and binder naming the assignee or sublet tenant operator and occupant of the Property. The Company may assign its rights under the Lease without Seller/Lessee's consent in connection with a transfer of the Property to any affiliate of the Company, and in such event, Seller/Lessee's right of first refusal (defined elsewhere in this Commitment) shall not apply to such assignment and transfer.

            F. Conduct of Business. The use of the Property shall be limited to the operation of a Cooker Restaurant, and Seller/Lessee shall continuously operate such restaurant on the Property except for temporary closure for periods not to exceed six (6) months. At any time, a maximum of three (3) sites (which maximum limit shall not apply to closures based on casualty or condemnation) can be temporarily closed for a period of time in excess of six (6) months; provided, however, (i) Seller/Lessee is diligently pursuing reopening of the restaurant or other solution; (ii) no restaurant is temporarily closed for a period in excess of six (6) months on more than one (1)

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 7

                  occasion; and (iii) the total period of temporary closure for any such restaurant does not exceed a total of twelve (12) months. The Seller/Lessee shall at all times maintain the Property and operate its business in compliance with all applicable regulations and requirements of all county, municipal, state, federal and other governmental authorities, and instruments of record affecting the Property which are now in force or which are enacted during the term of the Lease.

            G. Form of Entity. Seller/Lessee must be duly formed and in good standing under the laws of the state of its formation and, if it is a foreign entity, it shall be qualified to do business in the state where the Property is located.

            H. Seller/Lessee's First Right of Refusal. The Lease shall provide the Seller/Lessee with a first right of refusal to purchase the Property on the same terms and conditions as those contained in an offer received by the Company from a third party if the Company intends to accept such third party offer. Seller/Lessee's right of first refusal shall not apply to assignments and transfers made by the Company to an affiliate of the Company.

            I. Option to Purchase. Except as provided in this paragraph, at any time after the tenth (10th) Lease Year, the Seller/Lessee shall have the option to purchase the Property upon the terms and conditions set forth in the Lease provided that Seller/Lessee is not in default at the time of the exercise of such option. In the event the Seller/Lessee's right of first refusal becomes operative during the sixth, seventh, eighth, ninth or tenth Lease Year, Seller/Lessee elects not to exercise such right, and the offer triggering Seller/Lessee's right of first refusal closes, then the option to purchase shall not be exercised by Seller/Lessee sooner than five (5) years after the date of closing of such offer. In the event the Seller/Lessee's right of first refusal becomes operative at any time after the tenth (10th) Lease year or during any renewal period, Seller/Lessee elects not to exercise such right, and the offer triggering Seller/Lessee's right of first refusal closes, then the option to purchase shall not be exercised by Seller/Lessee sooner than five (5) years after the date of closing of such offer. In the event the Seller/Lessee exercises its option to purchase, the option purchase price shall be the greater of:

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 8

                  (i) The fair market value of the Property as of the option exercise date determined by an M.A.I. appraiser with experience in performing appraisals on national franchise restaurant sites selected by the Company and Seller/Lessee; or

                  (ii) The Purchase Price paid by the Company for the Property (as determined under Paragraph 1 hereof).

                  The Company may reject or accept Seller/Lessee's exercise of the option to purchase in the Company's sole discretion. For purposes of determining the fair market value of the Property, the Company shall select an appraiser with experience in performing appraisals on national franchise restaurant sites (at its expense) to determine the fair market value of the Property and Seller/Lessee shall also select an appraiser with experience in performing appraisals on national franchise restaurant sites (at its expense) to determine the fair market value of the Property. If such appraisers cannot agree on the fair market value of the Property as of the option exercise date and the lower of the two appraisals is not less than ninety-five percent (95%) of the higher appraisal, then the average of the two (2) appraisals shall be conclusively considered to be the fair market value of the Property. If such appraisers cannot agree on the fair market value of the Property as of the option exercise date and the lower of the two appraisals is less than ninety-five percent (95%) of the higher appraisal, then the two (2) appraisers shall select a third appraiser with experience in performing appraisals on national franchise restaurant sites (the expense of which shall be shared equally by Seller/Lessee and the Company) to determine such fair market value and the average of the three
                  (3) appraisals shall be conclusively considered to be the fair market value of the Property. If one party fails to select an appraiser within thirty (30) days after the option exercise date, and the other party (the "Second Party") does select an appraiser, then the Second Party may notify the First Party that unless First Party has selected an appraiser within ten
                  (10) days following delivery of the said notice to the First Party, the Second Party's appraisal shall be deemed to represent the fair market value of the Property.

                  In the event Seller/Lessee exercises it option to purchase, it may elect to revoke the exercise of such option to purchase; provided, however, Seller/Lessee reimburses

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 9

                  to the Company any and all costs and expenses associated with the exercise of the option to purchase.

            J. Non-Compete. During the term of the Lease and any extensions thereof, Seller/Lessee shall not own an interest in, or operate, another Cooker Restaurant within a two (2) mile radius of the Property without obtaining the prior written approval of Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, Seller/Lessee has submitted to the Company supporting information acceptable to the Company in its sole discretion to justify the operation of an additional Cooker Restaurant within such two (2) mile radius. This provision shall not apply to any Property within this two (2) mile restricted radius on the date of closing.

            K. Economic Infeasibility and Substitution. In the event the Seller/Lessee and the Company mutually agree, in their reasonable business discretion, exercised in good faith, that the Property is inadequate or unprofitable for the purposes for which the same are then used pursuant to the Lease, then Seller/Lessee may, at Seller/Lessee's option, during the term of the Lease or any extensions thereof, give written notice to the Company of its intention to substitute another improved property having a Cooker Restaurant located thereon. Such substitute property shall have a value no less than the then current value of the Property as established by a qualified independent appraiser (who is a member of the American Institute of Real Estate Appraisers). Such other restaurant shall be subject to Company's approval and, in the event the Property has been sold to a non-affiliate of the Company, shall be subject to the approval of the then mortgagee having an interest in the Property. Mortgagee shall use it's reasonable business discretion, exercised in good faith, in determining whether or not to approve the substitution. The terms of the related lease for such substitute property shall be identical to the Lease, except that the term shall be for the then remainder of the term of the Lease (considering renewal options). Seller/Lessee shall pay all reasonable costs associated with the closing to effect the substitution. Upon Company's and any mortgagee's approval of the substitution of the Property, a closing of title shall take place as soon as reasonably practical thereafter, but in no event later than sixty (60) days after Seller/Lessee is notified that the Company has approved the substitution. If the Company and the non-affiliate mortgagee (if applicable) do not approve such substitute property,

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 10

                  Seller/Lessee may submit other properties to the Company for the Company's (and the non-affiliate's mortgagee, if applicable) approval. If no properties are accepted by the Company (and the non-affiliates's mortgagee, if applicable), then Seller/Lessee shall have the option to purchase the Property for a purchase price which shall be the greater of the following:

                  i. The fair market value of the Property as of the substitution date determined by an M.A.I. appraiser selected by the Company and Seller/Lessee;

                  ii. The Purchase Price paid by the Company for the Property (as determined under Paragraph 1 hereof).

                  The Company may reject or accept Seller/Lessee's exercise of the option to purchase in the Company's sole discretion. For purposes of determining the fair market value of the Property, the Company and Seller/Lessee will obtain an appraisal(s) in accordance with the provisions of paragraph 3.I of this Commitment.

            L. Cross-Default. Any (i) default in the payment of rent in any of Seller/Lessee's Leases with the Company after the expiration of ten (10) days notice to Seller/Lessee by the Company, with the payment amount in default exceeding $175,000.00, or (ii) any aggregate of payment defaults in any of Seller/Lessees Leases with the Company where the total payment amounts in default exceed $175,000.00 shall, at Company's option, constitute a default in all Leases contemplated by this Commitment. In the event any other default in any of Seller/Lessee's Leases with the Company results in an expenditure of funds by the Company, any such expenditure shall be added to the default amounts identified in subparagraphs (i) and (ii) above for purposes of determining the value of the payment default. In the event of any such default, Company shall be entitled to the default interest rate specified in the applicable leases during the term of any such default, and any of Seller/Lessee's monies deposited with Company shall be immediately and irrevocably assigned to Company to apply to the obligations of Seller/Lessee in any manner Company deems necessary.

      4. Site Inspections. The Company reserves the right to physically inspect and approve each Property proposed by Seller/Lessee for closing in accordance with the transactions contemplated herein.

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 11

      5. Adverse Conditions. This Commitment shall be contingent upon no material adverse change in the financial condition of Seller/Lessee or the occurrence of any event which may, in the Company's reasonable judgment, have a material adverse effect upon the Seller/Lessee. In addition, the Company's obligation hereunder is subject to the ongoing review of Seller/Lessee's financial statements. To that end, the Company shall have the right to review quarterly unaudited statements of Seller/Lessee, along with any other financial information the Company may reasonably require.

      6. Legal Documents. Company's counsel will prepare all leases, purchase agreements, and related documents. Seller/Lessee agrees that approval of such documents shall not be unreasonably withheld.

      7. Required Documents. Not later than twenty (20) days prior to any land closing, the Seller/Lessee must submit or cause to be submitted to the Company or the Company shall have otherwise received the following documents or information in form and substance satisfactory to the Company, and the Company will use its best efforts to review such documents and information and to prepare closing documentation in a timely manner. Failure to furnish any of this information in a timely manner will delay the closing. The Company shall have received and approved:

            A. Seller/Lessee shall order an ALTA Owner's Form of Title Insurance Commitment in the amount of the Purchase Price issued by a National Division Office of First American Title Insurance Company or another title insurance company acceptable to the Company. A fifty (50) year chain of title shall also be provided to the Company. The title insurance commitment shall provide for extended coverage and any necessary title endorsements reasonably required by Company's counsel (excluding zoning endorsement), and title shall be subject to no material exceptions, unless approved in writing by the Company prior to closing.

            B. The Company shall order an M.A.I. appraisal completed by an appraiser selected by the Company showing that the fair market value of the Property (including improvements to be funded by the Company) is not less than one hundred ten percent (110%) of the Purchase Price. Upon written request of the Seller/Lessee, a copy of the appraisal will be provided to Seller/Lessee.

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Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 12

            C. The Company shall order a current (dated not more than 180 days prior to closing) Phase I environmental assessment report or audit (prepared according to ASTM standards and including the review and delivery to the Company of a 50 year chain of title report) approved by and certified to the Company and its affiliates and the Seller/Lessee in accordance with the Company's certification instructions prepared by an appropriately licensed professional selected and approved by the Company, stating, among other things, that:

                  iii. There is a low likelihood of the existence on the Property of the presence beyond minimum action levels of petroleum, petrochemical, toxic or other hazardous substances.

                  iv. Neither the Property nor any property within a one-half (1/2) mile radius thereof (that by reason of its elevation or relative groundwater gradient could result in any contaminants migrating to the Property) is identified on any local, state or federal register as a site containing or potentially containing any hazardous waste or toxic material beyond minimum action levels;

                  v. Nothing in the public records discloses a condition or circumstance with respect to the Property which may require or may hereafter require a cleanup, removal or other remedial action or response which could subject an owner of the Property to any damages, penalties, claims, costs, or expenses;

                  vi. Based on an actual inspection of the Property and a review of available public records it does not appear that tanks or other facilities (including, but not limited to, petroleum, petrochemical or hazardous waste storage tanks or other facilities) are presently (or have ever been unless removed in accordance with law and with no further action recommended by the applicable governmental authority) located on, under or at the Property.

                  The firm providing the Phase I report or audit shall deliver to the Company (a) a copy of their errors and omissions liability coverage policy, which shall be in an amount which is not less than Two Million Dollars ($2,000,000.00); (b) a statement describing any pending or threatened litigation against such firm; and (c) a resume of the engineers preparing such report or audit.

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 13

            D. A copy of the most recent Property real estate tax bill and a copy of the paid receipt therefor.

            E. Five (5) copies of a current (within the year of closing; provided, however, the title company can eliminate any exceptions for survey matters based upon the date of such survey) survey of the Property certified to the Company and/or its affiliates (as directed by the Company) and the title company, which survey was prepared by a registered surveyor acceptable to the title company issuing the title commitment. The survey must show all existing improvements on the Property, all setback lines, all easements and utility lines, shall reveal no material encroachments, unless waived by the Company, and must contain a certification which substantially complies with the attached "Certification of Surveyor."

            F. Certificates of insurance evidencing liability casualty insurance coverage in the form and amounts required above.

            G. If Seller/Lessee is other than an individual, such documentation as is necessary to evidence the fact that it is validly organized and in good standing under the laws of the state of its formation and that it is authorized to do business in the state where the Property is located, together with such resolutions or approvals as are required for it to enter into this Commitment and to consummate the transactions contemplated hereby.

            H.    [DELETED]

            I. Copies of all necessary governmental permits, licenses and approvals required to construct or operate the Property as a Cooker Restaurant (including without limitation, the liquor license and the certificate of occupancy or equivalent, issued by the applicable governmental authority).

            J. If Seller/Lessee is a franchisee of the restaurant operated on the Property then Seller/Lessee shall furnish a copy of Seller/Lessee's original franchise agreement as to the Property and, prior to the closing, the Company shall receive from the franchisor a certificate (this form shall be prepared by the Company and provided directly by the Company to the franchisor) verifying, among other things, the

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 14

                  existence and validity of the franchise as to both Seller/Lessee and the Property, and that no default exists under the franchise agreement.

            K. Such other information or documentation as the Company might reasonably request as a prudent purchaser in order to finalize the transactions contemplated hereby and to comply with the requirements of all local, state and federal agencies, and all regulations and laws to which the Company and its affiliates are subject.

      8. Opinion of Counsel. As a condition to closing, Company's counsel shall require the opinion of Seller/Lessee's counsel as to such matters as Company's counsel may deem appropriate, including but not limited to:

            A. Seller/Lessee is duly organized and validly existing under the laws of the state of their formation; has the power and its representatives have been duly authorized to enter into the transactions contemplated by this Commitment; and all necessary approvals required to consummate the transactions contemplated hereby have been obtained.

            B. There is no threatened or pending litigation relating to Seller/Lessee or any affiliate of Seller/Lessee which might affect either the sale or lease of the Property, or the operation of the contemplated business therein, or which might have a material adverse affect upon the financial condition of Seller/Lessee.

            C. Seller/Lessee is not in violation of any agreement, law, ordinance, regulation, ruling, court order or other governmental enactment regarding the Property and that consummation of the transactions contemplated hereby will not place Seller/Lessee in violation of any such matter.

            D. All documents executed by Seller/Lessee in connection with the closing have been duly executed and delivered, constitute valid and binding obligations of Seller/Lessee, and are enforceable according to their terms.

            E. Seller/Lessee's franchise agreement remains in full force and effect and Seller/Lessee is not in default with respect to any of Seller/Lessee's obligations thereunder.

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 15

            F. The contemplated transactions are not security arrangements or financing secured by real property but are, for all purposes, true leases.

      9. CLOSING. At each closing, Seller/Lessee shall execute and/or deliver to the Company all documents, monies, instruments and other items required by this Commitment. The Company's obligation to close is conditioned upon its receipt and approval of all such documents, monies, instruments and items.

      10. APPLICABLE LAW. This Commitment shall be construed in accordance with the laws of the State of Florida. It is agreed that time shall be of the essence all terms and provisions of this Commitment.

      11. SURVIVAL. The terms and conditions of this Commitment shall survive closing with respect to the transaction contemplated herein.

      12. Not a Security Arrangement. The parties hereto acknowledge and agree that the contemplated transactions are not intended as a security arrangement or financing by real property, but rather shall be construed for all purposes as true leases.

      13. Commitment Period. This Commitment shall expire unless, on or before Friday, August 14, 1998, this Commitment is accepted and returned to the Company together with Exhibit "A" and a commitment fee of Twenty Five Thousand Dollars ($25,000.00). The commitment fee will be retained by the Company in connection with the execution of this Commitment and such fee will be returned at the final closing on the last Property. If the transactions contemplated herein do not close within the time periods specified in this Commitment due to Seller/Lessee's failure to comply with the terms of this Commitment, then the Company shall have the option to terminate its obligation hereunder and retain the commitment fee to cover expenses, in which event this Commitment shall be of no further force or effect.

      14. Brokerage. The Company has not engaged any broker with respect to this Commitment, or the sale of Properties by Seller/Lessee to the Company or the leaseback thereof. In the event any brokerage fee or commission is payable to any person in connection with the transactions contemplated herein, Seller/Lessee shall be responsible for paying such fee(s).

      15. Assignment of Commitment. This Commitment is not assignable by Seller/Lessee. The Company may assign this Commitment in whole or part to an affiliate of the Company without Seller/Lessee's consent.

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 16

                            [Continued on next page]

Mr. G. Arthur Seelbinder
Chairman and Chief Executive Officer
Cooker Restaurant Corporation
August 7, 1998
Page 17

      If this Commitment is acceptable to you, please sign in the space provided below and return one executed original letter to my office. Following receipt of the executed Commitment, I shall instruct our legal counsel to prepare definitive documents consistent with the foregoing terms and conditions. If you have any questions, please do not hesitate to call me.

                                           Very truly yours,

                                           CNL FUND ADVISORS, INC.


                                           By: /s/ John T. Walker
                                              -------------------------------
                                              John T. Walker, Chief Operating
                                              Officer

ACCEPTED AND AGREED:

AS TO SELLER/LESSEE

COOKER RESTAURANT CORPORATION

By:  /s/ G.A. Seelbinder
   ---------------------------------
Name:  G.A. Seelbinder
As its:  Chairman

Date:  8/11/98

                                   EXHIBIT "A"

                                                       City/Township
              Store No./Location                       County/State
--------------------------------------------------------------------------------
Store No. 107 -- Hermitage                         Metropolitan Nashville
              4770 Lebanon Road                    Davidson County, TN
              Hermitage, Tennessee 37076

Store No. 110 -- Parkway                           Metropolitan Nashville
              1211 Murfreesboro Road               Davidson County, TN
              Nashville, Tennessee 37217

Store No. 112 -- Westerville                       City of Columbus
              6193 Cleveland Avenue                Franklin County, OH
              Columbus, Ohio 43229

Store No. 114 -- Rivergate                         City of Goodlettsville
              317 Bluebird Lane                    Davidson County, TN
              Goodlettaville, Tennessee 37072

Store No. 117 -- East Main                         City of Columbus
              5225 East Main Street                Franklin County, OH
              Columbus, Ohio 43213

Store No. 120 -- Dayton                            Washington Township
              1383 Miamisburg-Centerville Road     Montgomery County, OH
              Dayton, Ohio 45459

Store No. 122 -- Auburn Hills                      City of Auburn Hills
              3773 East Walton Boulevard           Oakland County, MI
              Auburn Hills, Michigan 48326

Store No. 124 -- Westlake                          City of Westlake
              857 Columbia Road                    Cuyahoga County, OH
              Westlake, Ohio 44145

Store No. 128 -- North High                        City of Columbus
              8360 North High Street               Franklin County, OH
              Columbus, Ohio 43235

Store No. 127 -- Willow Lake                       Pike Township
              2801 Lake Circle Drive               Marion County, IN
              Indianapolis, Indiana 46268

Store No. 129 -- Springdale                        City of Springdale
              11333 Princeton Pike                 Hamilton County, OH
              Springdale, Ohio 45246

                                                       City/Township
              Store No./Location                       County/State
--------------------------------------------------------------------------------
Store No. 130 -- Novi                              City of Novi
              39581 12 Mile Road                   Oakland County, MI
              Novi, Michigan 48377

Store No. 132 -- Toledo                            Springfield Township
              6658 Airport Highway                 Lucas County, OH
              Holland, Ohio 43528

Store No. 133 -- East Memphis                      City of Memphis
              6980 Winchester Road                 Shelby County, TN
              Memphis, Tennessee 38115

Store No. 134 -- Raleigh                           City of Raleigh
              4516 Falls of Neuse Road             Wake County, NC
              Raleigh, North Carolina 27609

Store No. 144 -- Solon                             City of Solon
              6150 S.O.M. Center Road              Cuyahoga County, OH
              Solon, Ohio 44139

Store No. 146 -- Murfreesboro                      City of Murfreesboro
              730 N.W. Broad Street                Rutherford County, TN
              Murfreesboro, Tennessee 37129

Store No. 148 -- Vandalia                          City of Vandalia
              7580 Poe Avenue                      Montgomery County, OH
              Dayton, Ohio 45414

Store No. 149 -- Town Center                       Cobb County, GA
              790 Cobb Place Boulevard
              Kennesaw, Georgia 30144

Store No. 150 -- Beavercreek                       City of Beavercreek
              2819 Centre Drive                    Greene County, OH
              Beavercreek, Ohio 45431

Store No. 151 -- Sterling Heights                  City of Sterling Heights,
              14425 Lakeside Circle                Macomb County, MI
              Sterling Heights, Michigan 48313

Store No. 157 -- Grand Rapids                      City of Walker
              3050 Alpine Road                     Kent County, MI
              Walker, Michigan 49504

Store No. 158-- Chesapeake                         City/County of Chesapeake, VA
              628 Jarman Road
              Chesapeake, Virginia 23320

                                                       City/Township
              Store No./Location                       County/State
--------------------------------------------------------------------------------
Store No. 159 -- Beechmont                         Anderson Township
              8600 Beechmont Avenue                Hamilton County, OH
              Cincinnati, Ohio 45255

Store No. 161 -- Chattanooga                       City of Cattanooga
              2225 Gunbarrell Road                 Hamilton County, TN
              Chattanooga, Tennessee 37421

Store No. 162 -- Mentor                            City of Mentor
              7787 Reynolds Road                   Lake County, OH
              Mentor, Ohio 44060

Store No. 164 -- Canton                            Canton Township
              41980 Ford Road                      Oakland County, MI
              Canton Township, Michigan 48187

Store No. 165 -- Cuyahoga Falls                    City of Cuyahoga Falls
              283 Howe Avenue                      Summit County, OH
              Cuyahoga Falls, Ohio 44221

Store No. 171 -- Troy                              City of Troy
              5460 Corporate Drive                 Oakland County, MI
              Troy, Michigan 48098

Store No. 172 -- Augusta                           City of Augusta
              275 Robert C. Daniel, Jr. Parkway    Richmond County, GA
              Augusta, Georgia 30909